Exhibit 99.1

TuSimple to Explore Strategic Alternatives for its U.S.-based Operations

•	TuSimple is exploring strategic alternatives for the U.S. business, including a possible sale.
•

If this process results in a sale of TuSimple’s U.S. business, TuSimple would remain a global Level 4 autonomous driving technology company with an emphasis on operations in Asia-Pacific and other major global markets.

SAN DIEGO, (JUNE 28, 2023) – TuSimple (Nasdaq:TSP), a global autonomous driving technology company, announced today that it is evaluating strategic alternatives for its U.S. business with a goal to maximize shareholder value. With the unanimous support of the TuSimple Board of Directors, the company has engaged Perella Weinberg Partners as a financial advisor to explore possible transactions for the U.S.-based portion of its business.

Since its establishment in 2015, TuSimple has built strong and distinct businesses both in the U.S., and in the Asia-Pacific region. These businesses operate with stand-alone engineering teams, software code base, and infrastructure. If a transaction involving the U.S.-based business occurs, TuSimple will continue to be a global Level 4 autonomous driving technology company with greater emphasis on Asia-Pacific and other major global markets.

TuSimple’s U.S. business has built a track record of achieving industry firsts, including the first in the world to successfully complete multiple fully driver-out operations on open public roads. At the core of TuSimple’s technology is its full-stack onboard autonomous driving software with industry leading capabilities across perception, planning, and control, and its world-class offboard toolchain, simulation platform, and data infrastructure to power the rapid development and validation of its technology. Coupled with its testing operations, hardware integration experience, and proprietary autonomous domain controller, TuSimple aims to be the first to commercially launch continuous, cost-competitive autonomous freight operations. TuSimple’s core intellectual property is protected by one of the largest organically developed patent portfolios in the self-driving industry.

No assurances can be given that TuSimple’s exploration of strategic alternatives will result in any change in strategy or a transaction. The decision to explore strategic alternatives for the U.S. business was guided by the company’s review of multiple business factors and commercial opportunities. The company does not plan to make further public comment regarding these matters until the Board of Directors has approved a specific transaction or other alternative or otherwise concluded its review of strategic alternatives.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in the United States and Asia. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to drive safely autonomously, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads in the U.S. and China, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to, the Company’s plan to seek strategic alternatives for its U.S. business, autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, changes in the Company’s board of directors and senior management, the Company’s dependence on its senior management team, reliance on third-party suppliers, potential product liability or warranty claims, the protection of the Company’s intellectual property, securities class action litigation, the Company’s ability to regain compliance with Nasdaq listing standards, and government or regulatory policies, inquiries and actions. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive.

You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 24, 2022, and the Company’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

SOURCE TuSimple Holdings, Inc.

TuSimple Investor Relations

Ryan Amerman - ryan.amerman@tusimple.ai

TuSimple Media Relations

pr@tusimple.ai

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